        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 1999
                                                           REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                _______________


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                _______________

                                ENAMELON, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                 15 KIMBALL AVENUE           13-3669775
(STATE OR OTHER JURISDICTION OF    YONKERS, NEW YORK 10704    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   TELEPHONE: (914) 237-1308  IDENTIFICATION NO.)

         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                _______________

                               DR. STEVEN R. FOX
                            CHIEF EXECUTIVE OFFICER
                                 ENAMELON, INC.
                               15 KIMBALL AVENUE
                            YONKERS, NEW YORK 10704
                           TELEPHONE: (914) 237-1308
                          TELECOPIER: (914) 237-4024

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                _______________

  A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                           SERVICE SHOULD BE SENT TO:

                               JACK BECKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                               605 THIRD AVENUE
                           NEW YORK, N.Y. 10158-0125
                           TELEPHONE: (212) 687-3860
                          TELECOPIER: (212) 949-7052

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                                _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered or delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


================================================================================


                        CALCULATION OF REGISTRATION FEE

================================================================================

                                      PROPOSED    PROPOSED
                                      MAXIMUM      MAXIMUM
TITLE OF EACH CLASS OF    AMOUNT TO   OFFERING    AGGREGATE     AMOUNT OF
   SECURITIES TO BE          BE       PRICE PER   OFFERING    REGISTRATION
      REGISTERED         REGISTERED    SHARE(1)   PRICE(1)        FEE(2)
----------------------   -----------  ---------  ----------  --------------
Common Stock, $.001 par   1,777,768   $7.875(3)  $13,999,923     $3,892
value                     shares(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Represents shares that the selling securityholders named herein may acquire upon conversion of 500 shares of the Registrant's Series B Convertible Preferred Stock assuming a conversion price of $5.65 per share. The number of shares of Common Stock issuable on conversion of the Series B Convertible Preferred Stock is equal to the quotient of (i) the product of
     (w) the number of shares to be converted and (x) the sum of $1,000 plus (N/365)(.06)($1,000)and (ii) the lower of (y) the average of the five lowest closing sale prices of the Common Stock on the Nasdaq National Market in the 40 trading days immediately preceding the date of conversion or (z) 120% of the average of the closing sale prices in the last five trading days of February 1999. For purposes of the calculation, N equals the number of days elapsed from December 18, 1998, the purchase date of the Series B Convertible Preferred Stock, to the date of conversion. The conversion price would have been $5.65 if the date of conversion had been January 13, 1999. The Registrant is required to register not less than 200% of the number of shares issuable on conversion. This number includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the common Stock pursuant to the antidilution provisions of the Series B Convertible Preferred Stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based upon the closing price of the Registrant's Common Stock on the Nasdaq National Market on January 13, 1999.


================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 19, 1999

                                1,777,768 SHARES

                                 ENAMELON, INC.

                                  COMMON STOCK

The selling securityholders named in this prospectus are offering and selling up to 1,777,768 shares of the common stock of Enamelon, Inc. They may acquire those shares upon conversion of 500 shares of series B convertible preferred stock. If the selling securityholders had converted their series B convertible preferred stock on January 13, 1999, we would have issued them an aggregate of 888,884 shares of common stock, based on a conversion rate of 177 shares of common stock for each share of series B convertible preferred stock. Under our agreement with the selling securityholders, we are required to register not less than 200% of the number of shares of common stock issuable on conversion of the series B convertible preferred stock on the date of the registration, because the number of shares issuable on conversion may increase. Therefore, this prospectus covers maximum of 1,777,768 shares of common stock.

The common stock is quoted on the Nasdaq National Market under the symbol "ENML". On January 13, 1999, the closing sale price of one share of common stock on the Nasdaq National Market was $7.875.

Enamelon, Inc. will not receive any proceeds from the sale of the common stock.

THE COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 1 BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

                                 Enamelon, Inc.
                              7 Cedar Brook Drive
                           Cranbury, New Jersey 08512
                           Telephone: (609) 395-6900
                                _______________

                THE DATE OF THIS PROSPECTUS IS           , 1999


--------------------------------------------------------------------------------
INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                  PAGE
Risk Factors.................................................................   1
     Limited Operating History; History of Losses.............................  1
     Dependence on Initial Product............................................  1
     Uncertainty of Results of Human Clinical Studies.........................  2
     Uncertainty of Market Acceptance.........................................  2
     Unproven Marketing Capability............................................  2
     Uncertainty of Development of Additional Products........................  2
     U.S Government Regulation................................................  2
     Foreign Regulation.......................................................  4
     Dependence on and Protection of Proprietary Technology...................  4
     Competition..............................................................  5
     Evolving Product Formulations............................................  5
     Dependence on Others to Manufacture......................................  6
     Dependence on Key Personnel..............................................  6
     Ownership of Shares By Management........................................  6
     Need for Additional Financing............................................  6
     Product Liability........................................................  6
     Possible Volatility of Market Price for the Common Stock.................  7
     Shares Eligible for Future Sale..........................................  7
     Dilutive Effect of Conversion of Series B Preferred Stock................  8
     Possible Adverse Effect of Other Issuances of Preferred Stock............  8
     Antitakeover Provisions of Delaware Business Combination Statute.........  8
Selling Securityholders.......................................................  9
Plan of Distribution.......................................................... 11
Information About the Company................................................. 12
Legal Matters................................................................. 13
Experts....................................................................... 13

                                 RISK FACTORS

Before you buy our common stock, you should be aware of the risks of investment, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus, including the information provided in the documents that we incorporate by reference.

Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES. Although we were incorporated in 1992, for accounting purposes, we were a development stage company through the fourth quarter of 1997. As such, we reported any sales as a reduction of marketing expenses. We emerged from the development stage in the first quarter of 1998 and began to report our sales as revenues at that time. Therefore, we have reported only three quarters of revenue from operations. From 1992 through December 31, 1997, we accumulated net losses of $15,462,685. We also incurred a net loss of approximately $23,633,891 for the nine months ended September 30, 1998. Our losses during the development stage were principally the result of (1) research and development costs, (2) the start-up and ongoing costs of manufacturing and test marketing Enamelon(R) toothpaste, and (3) general and administrative costs. Our losses after emerging from the development stage have resulted principally from start-up marketing and manufacturing costs relating to the national introduction of Enamelon(R) toothpaste in the first quarter of 1998. We believe that we will continue to incur losses into 2000. We expect these continuing losses principally to result from (1) expenses of ongoing clinical testing and (2) anticipated marketing and manufacturing expenses from the expansion of national sales of Enamelon(R) toothpaste and the introduction of new products. Our ability to operate profitably after 2000 will depend on many factors, some of which are described below. These factors include consumer acceptance of our products, our ability to manufacture and market our products efficiently, the development of new products using our proprietary technologies, and our ability to expand the claims made for our products.

DEPENDENCE ON INITIAL PRODUCT. Until we develop and begin to market additional products, we expect to derive most of our revenues from sales of Enamelon(R) toothpaste. Accordingly, our financial performance will depend almost entirely on our ability to successfully market and sell Enamelon(R) toothpaste. Based on the results of our test marketing and the initial phase of our national marketing, we believe that Enamelon(R) toothpaste will be a commercially viable product. These results, however, are preliminary, and the commercial viability of Enamelon(R) toothpaste has not yet been firmly established. Even if it is a commercially viable product, other factors, such as the following, could limit our ability to sell Enamelon(R) toothpaste profitably:

 .    Whether it can be produced in time and on a scale sufficient to meet market demand;

 .    Whether competitive challenges may effectively limit its marketablity;

 .    Whether governmental regulation may limit its profitability; or

 .    Whether Enamelon(R) toothpaste will be able to sustain market acceptance.

Since we do not presently market any other products, our inability to market Enamelon(R) toothpaste profitably could have a material adverse effect on our business and results of operations. See "Risk Factors -- Uncertainty of Market Acceptance"

UNCERTAINTY OF RESULTS OF HUMAN CLINICAL STUDIES. Since 1996, we have retained independent laboratories to conduct human clinical studies to support additional promotional claims. Although some independent laboratories have completed a few small-scale studies, other independent laboratories are continuing to conduct large-scale studies. We intend to use the results of these studies to establish additional promotional claims for Enamelon(R) toothpaste concerning its efficacy in humans. If we are able to establish those additional claims, we believe that Enamelon(R) toothpaste will have a competitive advantage over other toothpastes. If the results of those studies are adverse or inconclusive, however, we will not be able to make the expected additional claims for Enamelon(R) toothpaste, which could have an adverse affect on our ability to market the product.

UNCERTAINTY OF MARKET ACCEPTANCE. We are dependent upon consumers' acceptance of Enamelon(R) toothpaste as an alternative to currently well-known brand name toothpastes. We believe that market acceptance will be dependent on a number of factors including:

 .    our ability to demonstrate and communicate to consumers the added effectiveness of  Enamelon(R) toothpaste;

 .    the willingness of consumers to pay a premium for Enamelon(R) toothpaste;
     and

 .    the response of our competitors to the national introduction of
     Enamelon(R) toothpaste.

UNPROVEN MARKETING CAPABILITY. We believe that we will have to expend significant resources to create consumer awareness of and demand for Enamelon(R) toothpaste and our other remineralizing oral care products. Our ability to build and expand our customer base will depend on the success of our marketing efforts, including our ability to establish an effective sales organization and strategic marketing arrangements with other companies. Through mid-1998, we had been using an unaffiliated sales management company to supervise a network of brokers. In July 1998, we hired a Vice President-Sales and began to hire additional sales personnel and phase out the sales management firm that had been responsible for directing our sales. Therefore, our sales force is largely untested in selling our products. Their failure to successfully sell our products and effectively manage brokers would have a material adverse effect on our sales and profitability. In addition, we have not yet entered into any strategic marketing arrangements with other companies.

UNCERTAINTY OF DEVELOPMENT OF ADDITIONAL PRODUCTS. Thus far, we have devoted our product development efforts to Enamelon(R) all family toothpaste and Enamelon(R) whitening toothpaste. We are developing other products using our proprietary technologies, such as a toothpaste for sensitive teeth, chewing gum, mouth rinse, professional gels and food and confectionery products. However, we may not be able to develop such products successfully. Success in developing new products will require, among other things:

 .    that the product be safe and effective;

 .    that it could be produced in time and on a scale to meet consumer demand;

 .    that production could be accomplished economically;

 .    that governmental authorities or competitors do not successfully challenge the product; and

 .    that both our current customers as well as consumers accept and buy the product.

U.S. GOVERNMENT REGULATION

FDA TOOTHPASTE PRODUCT REQUIREMENTS. Our toothpaste products are subject to regulation as a drug by the United States Food and Drug Administration (the "FDA"). The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use (the "Final Monograph"), for over-the-counter ("OTC") anticaries drug products. Anticaries drug products help prevent dental caries, or tooth decay. The Final Monograph establishes conditions under which such products are generally recognized as being safe and effective and not misbranded. If a product complies with the Final Monograph, it may be manufactured and sold without submitting it to the FDA for approval through a New Drug Application (an "NDA"). The Final Monograph stipulates that fluoride is the only active ingredient approved for use in such products and sets forth permitted labeling claims for those products. If the FDA were to assert that our toothpastes do not meet the conditions of the Final Monograph, we could be required to modify their formulation or labeling or to withdraw them from the market until we obtained FDA approval. Filing an NDA would require additional testing, which would be costly and time consuming. We would need additional time for the FDA to review the application, which it might not approve.

TOOTHPASTE FOR SENSITIVE TEETH. One of the oral care drug products that we intend to develop is an adult toothpaste for sensitive teeth. The FDA has issued a tentative final monograph, Oral Health Care Drug Products for Over-the-Counter Human Use (the "Tentative Final Monograph"), which proposes to recognize the combination of sodium fluoride and potassium nitrate (an agent that desensitizes teeth) as "generally recognized as safe and effective and not misbranded." The FDA has also issued a policy statement that permits the marketing of an anticaries/desensitizing drug product in accordance with the Tentative Final Monograph, pending the issuance of a final monograph .
However, the final monograph could be different from the Tentative Final Monograph, or the FDA could determine that our toothpaste for sensitive teeth does not comply with the Tentative Final Monograph or the final monograph. In either case, we could be required to modify our toothpaste formulation or labeling or obtain NDA approval to market the product.

OTHER FDA-REGULATED PRODUCTS. Other products that we develop may be subject to FDA regulation and different FDA regulatory requirements applicable to drugs (including different over-the-counter monograph requirements), foods, or dietary supplements. If the marketing of those products requires us to file an NDA or is subject to other premarket review, their marketing may be significantly delayed or prevented.

FDA MANUFACTURING REQUIREMENTS. The FDA also regulates manufacturing of oral care drug products. Each domestic drug manufacturing facility must be registered with the FDA, and each manufacturer must inform the FDA of every drug product it has in domestic distribution and update that list regularly. Domestic drug manufacturing facilities are subject to FDA inspection for compliance with Good Manufacturing Practices ("GMP's"), as defined in FDA regulations. The FDA requires compliance with GMP's at all times and in all parts of the manufacturing process. If a domestic drug manufacturing facility fails to comply with GMP's, then the FDA can bring an action against the facility and, among other things, close it. The FDA can also take enforcement action and require us to recall or discontinue the sale of the affected products.

We have used and plan to continue to use third parties to manufacture our products. If any such contract manufacturer fails to comply with GMP's and the FDA closes its facility, we may not be able to timely contract with another manufacturer. Even if we were able to find a new contract manufacturer, we may not be able to negotiate an agreement with the new manufacturer on terms as favorable as those of the prior manufacturer. See "Risk Factors -- Dependence Upon Others to Manufacture."

FDA ENFORCEMENT ACTIONS. If we or our contract manufacturer do not comply with any applicable FDA requirement, we could be subject to FDA regulatory action. Results of such action could include seizure of affected products, injunction against product marketing, criminal prosecution, interruption or suspension of product manufacturing, product recalls, or decisions to stop selling the products temporarily or permanently. Such actions could impair our ability to market our products and could have a material adverse effect on our business.

PROMOTIONAL CLAIMS. Our competitors, the Federal Trade Commission (the "FTC"), or other governmental and private agencies may challenge our products or product claims. In particular, they could challenge the accuracy of our product claims or the adequacy of the data that we used to substantiate them. If we are unable to successfully defend or modify a challenged claim in a lawsuit or agency proceeding, a court or agency could issue an order requiring us to stop making the claim. An adverse finding by the Better Business Bureau in a voluntary advertising dispute proceeding might also cause us to modify or discontinue challenged claims. Resulting limitations on promotional claims could impair our ability to market our products and could have a material adverse effect on our business.

CHANGES TO LAWS AND REGULATIONS. A complex and extensive group of laws and regulations governs our business. Legislatures may change existing laws or enact new laws affecting our business; agencies that administer those laws may issue new regulations or change their interpretation of existing laws or regulations; and courts may render decisions interpreting those laws or regulations or changing their existing interpretations. We intend to use our best efforts to comply with all laws and regulations that pertain to our business. However, changes in the laws or regulations affecting our business or their interpretation could have a material adverse effect on the way in which we manufacture or sell our products or otherwise conduct our business.

FOREIGN REGULATION. The production and marketing of oral care products are also subject to governmental regulation in other countries. Our products as formulated and labeled for the United States market may not comply with foreign regulations. In that case, we would have to reformulate or relabel the products to comply with foreign regulations. It is possible that reformulation would be prohibitively expensive or that we could not reformulate the products to comply with the foreign regulations, which would have a material adverse effect on our ability to market our products abroad.

DEPENDENCE ON AND PROTECTION OF PROPRIETARY TECHNOLOGY.

PROPRIETARY TECHNOLOGY. The American Dental Association Health Foundation has granted us licenses to use certain patented technologies relating to a method for the oral use of various amorphous calcium phosphate compounds to enhance the natural activity of fluoride to prevent tooth decay. We have an exclusive license to use of the ADAHF patented technologies to manufacture and sell toothpaste, chewing gum and other food and confectionary products in both the United States and foreign countries. We also have a non-exclusive license to use the ADAHF patented technologies to manufacture and sell other oral care products, such as oral sprays, mouth rinses, and professional gels, in foreign countries. We pay the ADAHF a royalty of $400,000 per year under these licenses. The ADAHF has also granted SmithKline Beecham an exclusive license to use its patented technologies to manufacture and sell those other products in the United States and a non-exclusive license to manufacture and sell them in foreign countries. See "Risk Factors -- Competition."

We have also developed our own patented and proprietary technologies related to the prevention of tooth decay. The United States Patent Office has granted us nine patents for technologies related to the materials and methods for the delivery of soluble calcium and phosphate to teeth to enhance their "remineralization." In addition, the U.S. Patent Office has granted us a patent for our dual chamber toothpaste tube, which is used to dispense Enamelon(R) toothpaste. We have also filed applications for an additional 10 U.S. patents and for 55 foreign patents. These applications are pending.

GENERAL. Our ability to compete effectively in the market for oral care products depends upon (i) our ability to protect our proprietary technologies (including the ADAHF patents) from infringement, both in the United States and abroad, (ii) the issuance of patents on our pending applications, and (iii) the validity of our patents and the ADAHF patents not being effectively challenged by others. Any of the following circumstances could adversely affect our ability to compete.

 .    While we intend to vigorously defend our patents, competitors could, legally or illegally, develop or market competing products using our technologies.

 .    The United States or foreign jurisdictions may not grant patents on our pending applications.

 .    While we believe that our patents are valid and enforceable, a third party might be able to show prior rights to our proprietary technologies or otherwise successfully challenge our patents.

 .    Competitors may be able to develop similar or equally effective products or methods that do not infringe our patented proprietary technologies.

In addition, third parties could assert patent infringement claims against us, either in the United States or abroad. If such a claim were successful, we could be required to pay substantial damages or be stopped from using that technology unless and until we had obtained a license. We might not be able to procure such a license on acceptable terms, if at all. If we were unable to license the necessary technology, we would have to redesign our products or stop selling them. Any of the foregoing factors could have a material adverse effect on our ability to compete in the oral care industry.

SECRECY OF PATENT APPLICATIONS UNTIL PATENTS ISSUED. Patent applications in the United States are maintained in secrecy until the patent is issued. Patent applications in foreign countries are maintained in secrecy for a limited period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Therefore, current or potential competitors or other third parties may have filed or may file without our knowledge patent applications covering the same claims as our patent applications. Patents issued to those third parties on their applications could preclude the issuance of patents to us on our applications.

POSSIBILITY OF DISCLOSURE OR DISCOVERY OF PROPRIETARY INFORMATION. Although we require each of our employees, consultants, advisors and subcontractors to execute confidentiality agreements, these agreements may not provide effective protection for our unpatented proprietary information in the event of its unauthorized use or disclosure. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technologies. In those cases, we may not be able to protect our rights in our unpatented proprietary technology.

COMPETITION. The business of manufacturing and selling toothpaste and other oral care products is very competitive. Our principal competitors include companies with substantially greater financial, technological, marketing, research and development and personnel resources than ours. Our toothpaste products compete or will compete with brand name toothpastes such as Crest(R), Colgate(R), Aquafresh(R), Mendadent(R), Arm & Hammer Dental Care(R), Sensodyne(R), and Rembrandt(R).

In addition, our competitors may develop products that have therapeutic and/or cost advantages over Enamelon(R) toothpaste and our other proposed products. These products could render our products non-competitive or obsolete. Our competitors may also challenge the validity of our patents so that they may use the same technology in developing their own products. These factors could affect consumers' acceptance of our products.

The American Dental Association Health Foundation has granted us a non-exclusive license to use its patented remineralizing technology to market oral sprays, mouth rinses and professional gels outside of the United States. See "Risk Factors -- Dependence on and Protection of Proprietary Technology." The ADAHF has also granted a non-exclusive license covering those products to SmithKline Beecham, which has substantially greater financial and marketing resources than ours. We do not believe that we will be able to compete with SmithKline in marketing those products in foreign markets, unless we enter into a strategic alliance with a company with resources comparable to SmithKline's. See "Risk Factors --Dependence on and Protection of Proprietary Technology--Proprietary Technology."

EVOLVING PRODUCT FORMULATIONS. We expect that the formulation of our toothpaste and other products will evolve over time due to our continuing research and product testing. As a result of this evolution, our products, and the manner in which they are manufactured, may change. Therefore, our existing proprietary technologies may have no application to our future products. In that event, we may have to expend significant additional amounts on the development and testing of these new formulations and in securing patent rights covering the new technologies. Products using such new formulations, however, may not satisfy FDA, FTC or other governmental regulations, or compliance with those regulations may be prohibitively expensive. Notwithstanding such significant expenditures, we may not be able to effectively market those products.

DEPENDENCE ON OTHERS TO MANUFACTURE. We are using a contract manufacturer to manufacture our toothpaste products in the United States. If our current manufacturer were to become unavailable, we may not be able to find a satisfactory replacement manufacturer or the terms of our agreement with a replacement manufacturer may not be as favorable to us as our current manufacturer's terms. Engaging a replacement manufacturer could have a material adverse effect on our ability to market our products effectively and our results of operations.

We may seek to sublicense or enter into joint ventures or other strategic partnerships with major consumer product companies or other companies (on an exclusive or non-exclusive basis) for the manufacturing and sale of our products abroad. These arrangements are likely to place primary manufacturing responsibility on the other parties.

Our dependence upon others to manufacture our products could affect our future profitability and our ability to produce products in a timely and economic manner.

DEPENDENCE ON KEY PERSONNEL. Our success is largely dependent on the personal efforts of three individuals:

 .    Dr. Steven R. Fox, Chairman of the Board and Chief Executive Officer

 .    Norman Usen, Vice President Product - Development and Secretary

 .    Anthony E. Winston, Vice President - Technology and Clinical Research

The loss of the services of any of these individuals could have a material adverse effect on our ability to compete in the oral care industry.

Dr. Steven R. Fox: Dr. Fox is our founder. He practiced dentistry from 1978 until 1997, when he began to devote substantially all of his time to our operations. We have an employment agreement with Dr. Fox that ends on December 31, 2003.

Norman Usen: Mr. Usen has over 30 years of experience in developing consumer products. We have an employment agreement with him that ends on June 30, 1999.

Anthony E. Winston: Mr. Winston has over 30 years experience in technology development and clinical research related to consumer products. We have an employment agreement with him that which ends on January 31, 2000.

In addition, D. Brooks Cole, our President and Chief Operating Officer, has announced his retirement effective January 30, 1999. While we are searching for a replacement for Mr. Cole, Dr. Fox, our Chairman, will assume the duties of President and Chief Operating Officer. Our failure to find an appropriate replacement for Mr. Cole as President and Chief Operating Officer could have a material adverse effect on our business and operations.

OWNERSHIP OF SHARES BY MANAGEMENT. After this offering, our directors and executive officers will beneficially own approximately 34% of our common stock. Therefore, they will have the ability to significantly influence the election of our directors and any other issues submitted to the stockholders.

NEED FOR ADDITIONAL FINANCING. Although we believe that we have sufficient funds to finance our operations through the middle of 1999, we may need additional financing earlier. This will depend upon our ability to generate sufficient sales of our products and the timing of required expenditures. Additional financing to sustain our operations until we become profitable may not be available on favorable terms or at all. Such additional financing may result in significant dilution to holders of our common stock. In addition, if we do not receive additional financing as anticipated, we would have to curtail or cease our operations.

PRODUCT LIABILITY. The manufacture and sale of consumer products exposes the manufacturer to the risk of significant damages from product liability claims. Although we have no intention of marketing any product without a reasonable belief in its safety and efficiency when used in accordance with the instructions, misuse of our products could cause consumer injury. We maintain product liability insurance against product liability claims in the amount of $6
million per occurrence and $7 million in aggregate.   Those coverage limits,
however, may not be adequate, or we may not be able to procure such insurance at acceptable costs in the future. Although we have not experienced any product liability claims to date, a successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

POSSIBLE VOLATILITY OF MARKET PRICE FOR THE COMMON STOCK. From time to time and in particular during the last several months, the stock market generally, and the securities of small companies in particular, have experienced a high level of price and volume volatility not necessarily related to the operating performance of such companies. We believe that factors such as announcements of developments in our business and technological innovations, our competitors' announcements of technological innovations or new products, sales of our common stock in the public market, and shortfalls or changes in our financial results from analysts' expectations could cause the price of our common stock to fluctuate substantially.

SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock (1) by existing stockholders pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), (2) pursuant to registration rights granted to certain holders of warrants to purchase common stock, or (3) pursuant to other registrations under the Securities Act or exemptions from registration could have an adverse effect on the price of our common stock.

     As of January 13, 1999, we had approximately 10,239,780 shares of Common Stock outstanding. In addition, we have reserved:

 .    1,362,250 shares for issuance upon exercise of options granted under our
     1993 Stock Option Plan,

 .    446,140 shares for issuance upon exercise of options granted under our 1997
     Stock Option Plan,

 .    303,860 shares for issuance upon exercise of options available for grant under our 1997 Stock Option Plan,

 .    753,508 shares for issuance upon exercise of outstanding warrants, and

 .    25,467 shares for issuance to a publication and 5,096 shares for issuance upon the exercise of warrants to be granted to that publication in consideration for certain advertising.

     Of the 10,239,780 shares outstanding,

 .    1,700,000 shares were sold publicly in our initial public offering,

 .    17,750 shares have been sold publicly to employees or consultants pursuant to their exercise of stock options,

 .    approximately 1,313,406 shares have been sold publicly pursuant to
     Rule 144,

 .    1,200,000 shares have been or may be sold publicly pursuant to a registration statement declared effective by the Securities and Exchange Commission on August 11, 1997, and

 .    2,300,000 shares have been sold publicly in an offering in October 1997.

     The remaining 3,708,624 shares of common stock are "restricted securities," as defined under Rule 144, and may be sold only pursuant to a registration statement filed with the SEC or under an exemption from registration under the Securities Act. All such shares are presently eligible for resale without restriction under Rule 144. The 1,777,768 shares offered under this prospectus may also be freely sold without restriction or further registration under the Securities Act. See "Plan of Distribution."

     In addition, certain investors hold warrants to purchase 753,508 shares of common stock at prices ranging from $3.60 to $8.40. If the warrants are converted to common stock in a cashless conversion (i.e., the holder pays the conversion price by tendering certain of the common stock having a value equal to the conversion price), then the common stock issued would also be immediately eligible for resale under Rule 144. If these investors exercise their conversion rights in a cashless conversion as described above, the number of shares to be issued would be reduced by the number of shares used to pay the conversion price. If a holder exercises his warrants by paying cash, then he could only sell those shares under Rule 144 or a registration statement.

     Holders of warrants to purchase 613,508 shares of common stock at prices ranging from $3.60 to $5.75 have three demand registration rights exercisable until October 24, 2001, and unlimited piggyback registration rights exercisable until January 23, 2003. Holders of warrants to purchase 140,000 shares of common stock at $8.40 per share have one demand registration right and certain unlimited piggyback registration rights exercisable until October 29, 2001. We have obtained waivers of piggyback registration rights with respect to 707,508 shares of common stock in connection with this offering.

     Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. They could also impair our ability to raise capital through the sale of our equity securities.

DILUTIVE EFFECT OF CONVERSION OF SERIES B PREFERRED STOCK. If the holders of the series B convertible preferred stock had converted their shares on January 13, 1999, the conversion rate would have been 177 shares of common stock per share of series B convertible preferred stock. The conversion would have resulted in the issuance of 888,884 shares of common stock, or approximately 8.68% of the outstanding shares before conversion. Furthermore, if the market price of our common stock were to decline, we would be required to issue additional shares on conversion of the series B convertible preferred stock. In that event, the selling securityholders could sell publicly up to an additional 888,884 shares of common stock under this prospectus. Accordingly, the conversion of our series B convertible preferred stock and its immediate sale under this prospectus could have an immediate and significant adverse effect on the market price of our common stock and would result in substantial dilution to other stockholders.

POSSIBLE ADVERSE EFFECT OF OTHER ISSUANCES OF PREFERRED STOCK. Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without further stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. The series B convertible preferred stock is the only series of preferred stock outstanding.

ANTITAKEOVER PROVISIONS OF DELAWARE BUSINESS COMBINATION STATUTE. We are subject to Section 203 of the Delaware General Corporation Law, which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% of more of a company's outstanding capital stock). This provision of the Delaware General Corporation Law may also deter acquisitions.

                            SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders, the number of shares of common stock that each selling securityholder owned beneficially as of January 13, 1999, the number of shares that each selling securityholder may offer, and the number of shares of common stock that each selling securityholder will own beneficially upon completion of the offering, assuming all of the shares offered are sold.

The number of shares of common stock that each selling securityholder can acquire on conversion of its series B convertible preferred stock will vary with changes in the market price of our common stock. On conversion, we will issue the number of shares of common stock equal to the quotient of (i) the product of
(w) the number of shares to be converted and (x) the sum of $1,000 plus (N/365)(.06)($1,000)and (ii) the lower (y) the average of the five lowest closing sale prices of the Common Stock on the Nasdaq National Market in the 40 trading days immediately preceding the date of conversion or (z) 120% of the average of the closing sale prices in the last five trading days of February 1999. For purposes of the calculation, N equals the number of days elapsed from December 18, 1998, the purchase date of the series B convertible preferred stock, to the date of conversion. If the date of conversion had been January 13, 1999, the conversion price would have been $5.65, and we would have issued approximately 177 shares of common stock for each share of series B preferred stock. Under our agreement with the selling securityholders, we are required to file a registration statement with the SEC covering not less than 200% of the number of shares issuable on conversion. Therefore, each selling securityholder may sell under this prospectus up to approximately 354 shares of common stock for each share of series B convertible preferred stock that it owns.

In general, the series B convertible preferred stock is not convertible prior to March 1, 1999 or for any number of shares of common stock in excess of that number that would render a selling securityholder the beneficial owner of 5% or more of the then issued and outstanding shares of common stock. In addition, we are not required to issue shares of common stock on conversion of the series B convertible preferred stock if, after the issuance, the total number of shares of common stock issued on conversion would equal or exceed 2,047,596 shares, which is 20% of our issued and outstanding shares on December 18, 1998.

None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                     SHARES OF                                    SHARES OF
                                    COMMON STOCK            COMMON STOCK        COMMON STOCK
                                 BENEFICIALLY OWNED        OFFERED IN THE    BENEFICIALLY OWNED
                                 BEFORE OFFERING(1)         OFFERING(1)        AFTER OFFERING
NAME OF SELLING               ------------------------     --------------    -------------------
SECURITYHOLDER                  NUMBER     PERCENT(2)          NUMBER          NUMBER   PERCENT
----------------------------  -----------  -----------     --------------    ---------  --------
HFTP Investments LLC(3)(4)     444,442(5)      4.16%       888,884(6)             0          --
Fisher Capital Ltd.(7)(8)      222,221(5)      2.08%       444,442(6)             0          --
Wingate Capital Ltd.(7)(8)     222,221(5)      2.08%       444,442(6)             0          --

________

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling securityholder on January 13, 1999, any security that such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Except as otherwise stated, calculated based upon 10,239,780 shares of common stock outstanding.

(3) The address of the principal business office of the selling securityholder is c/o Promethean Investment Group, L.L.C., 750 Lexington Avenue, 22/nd/ Floor, New York, New York 10022.

(4) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments LLC ("HFTP") and consequently has voting control and investment discretion over securities held by HFTP. Promethean Investment Group, L.L.C. is indirectly controlled by Mr. James F. O'Brien. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean Investment Group L.L.C. and HFTP.

(5) Represents the maximum number of shares of common stock into which the series B convertible preferred stock could have been converted on January 13, 1999, based upon an assumed conversion rate of 177 shares of common stock per share of series B convertible preferred stock.

(6) Represents the maximum number of shares of common stock that a selling securityholder may sell under this prospectus upon conversion of the series B convertible preferred stock.

(7) The address of the principal business office of the selling securityholder is c/o Citadel Investment Group, L.L.C., 225 West Washington Street, Chicago, Illinois 60606.

(8) Citadel Limited Partnership is the trading manager of each of Fischer Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling securityholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PLAN OF DISTRIBUTION

The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off The Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or any combination of the following types of transactions:

 .    ordinary brokers' transactions;

 .    tranactions involving cross or block trades or otherwise on the Nasdaq
     National Market;

 .    purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

 .    "at the market" to or through market makers or into an existing market for the common stock;

 .    in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

 .    through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

 .    in privately negotiated transactions; or

 .    to cover short sales.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

Information as to whether underwriters who the selling securityholders may select, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by underwriters that the selling securityholders may select or by any broker-dealer acting as principal or agent for the selling securityholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                         INFORMATION ABOUT THE COMPANY

At Enamelon, Inc., we develop and market over-the-counter oral care products that help stop cavities before they begin. Our initial product, Enamelon(R) all family toothpaste, uses our proprietary technologies to enhance tooth remineralization. We intend to use our proprietary technologies, which include patented remineralizing technologies licensed from the American Dental Association Health Foundation, to develop other remineralizing products, such as a whitening toothpaste, a toothpaste for sensitive teeth, a mouthwash, chewing gum, and other food and confectionery products.

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

1.   Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

2.   Proxy Statement dated April 17, 1998.

3. Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

4. The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-21595) under Section 12 of the Securities Exchange Act.

5. The description of our series B Convertible preferred stock contained in our Form 8-K, dated December 18, 1998.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                Enamelon, Inc.
                              7 Cedar Brook Drive
                          Cranbury, New Jersey 08512
                      Attention: Chief Financial Officer
                           Telephone: (609) 395-6900
                                _______________

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., owns 107,325 shares of common stock. In addition, certain members of Snow Becker Krauss P.C. beneficially own common stock individually.

                                    EXPERTS

The consolidated financial statements of Enamelon, Inc. at December 31, 1997 and for the years ended December 31, 1996 and 1997, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated below:

               SEC registration fee............. $  3,892
               Listing fees.....................   17,500
               Legal fees and expenses..........   30,000
               Printing expenses................   10,000
               Accounting fees..................    5,000
               Miscellaneous....................    6,108
                                                  --------
                         Total.................. $ 72,500

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

Article 6.3 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

Article 6.4 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement or otherwise.

Finally, Article 6.6 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant maintains and has such insurance in effect.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     EXHIBIT
       NO.                       DESCRIPTION
     -------   --------------------------------------------------------------
      4.1      Securities Purchase Agreement./1/
      4.2      Certificate of Designations, Preference and Rights of Series B
               Convertible Preferred Stock./ 1/
      4.3      Registration Rights Agreement./1/
      5.1      Opinion of Snow Becker Krauss, P.C.
     23.1      Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).
     23.2      Consent of BDO Seidman LLP, independent auditors.

__________
/1/ Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.

       ITEM 17.  UNDERTAKINGS.

(a) RULE 415 OFFERING

The undersigned small business issuer hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section l0(a) (3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Yonkers, State of New York, on January 15, 1998.

                                         ENAMELON, INC.


                                         By /s/ Dr. Steven R. Fox
                                           ----------------------
                                            Dr. Steven R. Fox
                                            Chief Executive Officer
                                            and Chairman


                               POWER OF ATTORNEY

Each of the undersigned hereby authorizes Dr. Steven R. Fox as his Attorney-in-Fact to execute in the name of each such person and to file such Amendments (including Post-Effective Amendments) to this Registration Statement as the Registrant deems appropriate and appoints such person as Attorney-in-Fact to sign on his behalf individually and in each capacity stated below and to file all Amendments, Exhibits, Supplements and Post-Effective Amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


                                   SIGNATURES


  /s/ Dr. Steven R. Fox        Chairman of the Board of Directors and Chief     January 15, 1999
--------------------------     Executive Officer (Principal Executive
    Dr.  Steven R. Fox         Officer)


 /s/ Edwin Diaz                Treasurer, Vice President - Finance and          January 15, 1999
--------------------------     Chief Financial Officer (Principal Financial
Edwin Diaz                     Officer)


 /s/ Dr. Bert D. Gaster        Director                                         January 15, 1999
--------------------------
Dr. Bert D. Gaster

 /s/ Richard A. Gotterer       Director                                         January 15, 1999
--------------------------
Richard A. Gotterer

 /s/ Eric D. Horodas           Director                                         January 15, 1999
--------------------------
Eric D. Horodas

 /s/ Dr. S.N. Bhaskar          Director                                         January 15, 1999
--------------------------
Dr. S.N. Bhaskar

 /s/ Walter W. Williams        Director                                         January 15, 1999
--------------------------
Walter W. Williams

                                 EXHIBIT INDEX

     EXHIBIT
     NO.                         DESCRIPTION                                     PAGE
     ------     ------------------------------------------------------------     ----
     4.1        Securities Purchase Agreement./1/
     4.2        Certificate of Designations, Preferences and Rights of  Series B
                Convertible Preferred Stock./1/
     4.3        Registration Rights Agreement./1/
     5.1        Opinion of Snow Becker Krauss, P.C.
     23.1       Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)
     23.2       Consent of BDO Seidman LLP, independent auditors.


                                  __________

/1/ Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.